UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2018

EYENOVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

001-38365		47-1178401
(Commission File Number)		(IRS Employer Identification No.)

501 Fifth Avenue, Suite 1404, New York, NY 10017

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 917-289-1117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 26, 2018, the Board of Directors (the “Board”) of Eyenovia, Inc. (the “Company”) appointed Kenneth B. Lee, Jr., Charles E. Mather IV and Anthony Y. Sun, M.D., as members of the Board, effective immediately, to serve until the 2018 annual meeting or until his respective successor is duly elected and qualified.

Following the appointment of Messrs. Lee and Mather and Dr. Sun, the Board is now majority independent for purposes of the relevant NASDAQ Stock Market listing rules. Additionally, following the appointment of Messrs. Lee and Mather and Dr. Sun, the committees of the Board were reconfigured. The Audit Committee is now comprised of Messrs. Lee (Chair) and Mather and Fredric N. Eshelman, all of whom are independent under the relevant SEC and NASDAQ Stock Market listing rules. The Board has affirmatively determined that Mr. Lee meets the requirements of Item 407(d)(5)(ii) of Regulation S-K as an “audit committee financial expert.” The Compensation Committee is now comprised of Dr. Sun (Chair) and Mr. Mather (both of whom are independent directors under the relevant SEC and NASDAQ Stock Market listing rules) and Shuhei Yoshida.

Mr. Lee, 70, has been a General Partner of Hatteras Venture Partners, LLC, a venture capital fund focusing on life science companies since January 2003. Previously he was President of A.M. Pappas & Associates, LLC, following 29 years with Ernst & Young LLP, where he was most recently Managing Director of the firm’s health sciences corporate finance group, and at one time served as the National Director of the Life Sciences Practice. Mr. Lee serves on the boards of Aralez Pharmaceuticals, Inc. (Nasdaq: ARLZ) and BioCryst Pharmaceuticals Inc. (Nasdaq: BCRX). Previously, Mr. Lee has served on the boards of several private companies and public companies, including Abgenix, Inc. (Nasdaq: ABGX, acquired by Amgen, Inc.), CV Therapeutics Inc. (Nasdaq: CVTX, acquired by Gilead Sciences, Inc.), Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH, acquired by Merck &Co., Inc.), Maxygen, Inc. (Nasdaq: MAXY, dissolved) and OSI Pharmaceuticals, Inc. (Nasdaq: OSIP, acquired by Astellas Pharma Inc.). Mr. Lee received a B.A. from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill.

Mr. Mather, 57, has been Managing Director, Co-Head of Capital Markets at BTIG, LLC since March 2015. From December 2009 to February 2015 he was the Head of Private and Alternative Capital and Co-Head of Equity Capital Markets at Janney Montgomery Scott, LLC. Between May 2007 and September 2008, Mr. Mather was the head of the Structured Equity Group at Jefferies Group Inc. Prior to that, Mr. Mather held various senior investment banking positions at Cowen and Company, including as Co-Head of the Private Equity Group. Mr. Mather serves on the board of Tonix Pharmaceuticals Holdings Corp. (Nasdaq: TNXP) and Wentz LLC. Mr. Mather also served on the board of the Finance Company of Pennsylvania (OTC: FCPA) until August 2017. Mr. Mather received a B.A. in History from Brown University and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Dr. Sun, 46, is involved with many private biotechnology companies. Dr. Sun was at Aisling Capital, a private equity firm dedicated to life sciences, from September 2002 until May 2015, during which he held multiple positions most recently as partner. Dr. Sun serves on the board of Versartis, Inc. (Nasdaq: VSAR), Immusoft Corporation, and several other private companies. Dr. Sun holds a B.S. in Electrical Engineering from Cornell University, an M.D. from Temple University School of Medicine, an M.B.A. from The Wharton School at the University of Pennsylvania, trained in internal medicine at the Hospital of the University of Pennsylvania and was Board Certified in Internal Medicine.

There are no arrangements or understandings between Messrs. Lee or Mather or Dr. Sun and any other person pursuant to which he was appointed as a director of our Board and there are no related party transactions between Messrs. Lee or Mather or Dr. Sun and the Company.

Item 8.01.	Other Events.

On March 26, 2018, the Company issued a press release to report the election of the directors identified in Item 5.02 above. A copy of the release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated March 26, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: March 26, 2018	By:	/s/ John Gandolfo
		Name:	John Gandolfo
		Title:	Chief Financial Officer